EXHIBIT 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:	For Further Information:
May 16, 2012	Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES ADOPTION
OF STOCK REPURCHASE PROGRAM

MINDEN, LA. – May  16, 2012-Minden Bancorp, Inc. (the “Company” or “Minden Bancorp”) (OTC BB: MDNB) today announced that its Board of Directors approved the commencement of the Company’s first stock repurchase program following MBL Bank’s second step conversion offering completed in January 2011.  The stock repurchase program provides for the repurchase of up to 70,000 shares, or approximately 3.0% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions.  The Company previously announced that in order to fund the 2011 Recognition and Retention Plan, the related trust may purchase up to 49,534 shares of the Company’s common stock in the open market or in private negotiated transactions.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank.  The Bank is a 100 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two full-service banking offices.  The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov.  The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.